Exhibit 99.1

For immediate release For information, contact: Mark Polzin, 314.982.1758

EMERSON NAMES PREMIER FARNELL CEO HARRIET GREEN

TO BOARD OF DIRECTORS

ST. LOUIS, August 7, 2008 – Harriet Green, chief executive officer of global electronics distributor Premier Farnell plc, has been elected to Emerson’s (NYSE:EMR) board of directors, it was announced today by David N. Farr, chairman, CEO and president.

Green, 46, has been CEO of Premier Farnell since 2006. The $1.5 billion (£744 million) group has trading operations in 24 countries, employs over 4,100 people worldwide and sells to over 2 million customers in 100 countries. Since joining the company, Green has overseen a period of strategic change, driving for profitable, sustainable growth through a focus on execution, operational efficiency, driving business via the web and expanding into new markets, including the company’s growing investment in China and India. She is committed to the company’s environmental and community initiatives and under her leadership Premier Farnell’s multi-channel approach has seen global web sales double.

“Harriet’s leadership skills, international perspective, background in electronic technologies and services and her passion and energy will bring strong value to Emerson as we extend and deepen our own leading technology and global positions,” Farr said.

Green previously held senior international positions with Arrow Electronics Inc. She served as its President of Asia Pacific, based in Hong Kong, and before that she had responsibility for global strategy, worldwide marketing, supplier

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management and operating businesses in the USA, Europe and Africa.

Before joining Arrow in 1994, Green was Managing Director of the Macro Group, part of Diploma plc.

She graduated with a degree in medieval history from London University, and in 2007 was recognized by the Stevie “Women in Business” Awards as the Best Executive in Europe, Africa, and Middle East (EMEA).

Green will serve on the Emerson board’s audit committee.

About Emerson

Emerson (NYSE: EMR), based in St. Louis, is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses. Sales in 2007 were more than $22 billion. For more information, visit Emerson.com.

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